Exhibit 99.6

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

Eve Tate

Digimarc ID Systems

+44 1784 898454

etate@digimarc.com

FOR IMMEDIATE RELEASE

Digimarc-Enhanced Driver Licenses Rolling Out in Southern Africa

The Kingdom of Lesotho takes pioneering role by adopting new ExianDual™ Polycarbonate Card Stock

Tualatin, Ore. – January 20, 2004 – Digimarc Corporation (NASDAQ: DMRC) today announced that The Kingdom of Lesotho in Southern Africa is implementing new Digimarc-based driver licenses with enhanced features.

The Lesotho Department of Traffic and Transport (DTT) plans to use the Digimarc ExianDual™ Polycarbonate Card Stock to provide new credit card-size licenses to its drivers, in order to address the growing threat of identity fraud.  Unlike a typical plastic ID card or license, the highly durable polycarbonate ExianDual card has a 10-year life span and various unique options for next-generation security features.

The new driver license is the first of its kind in the South African Development Community (SADC) Region and the first outside of the United States.

“The Lesotho Department of Traffic and Transport has found a good service partner in Digimarc because they have the capability, capacity and ability to print driver licenses which are of the highest quality on the African continent,” said T. Khasu, commissioner for Traffic.  “DTT is confident that the global expertise of Digimarc and its local partner Paragon Business Products (Pty) Ltd. will provide customers with a quick and accurate turnaround in the receipt of the card from initial application.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 135 issued U.S. patents with more than 2,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London and Vienna. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Digimarc is not obligated to (and expressly disclaim any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.

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